Exhibit 4.3


            Independent Certified Public Accountants' Consent

     We have issued our report dated September 20, 1995 on the statements of condition and related bond portfolios of Insured Municipals Income Trust, 184th Insured Multi-Series (IM-IT, California IM-IT Intermediate Laddered Maturity, Florida IM-IT, New York IM-IT and Pennsylvania IM-IT Trusts) as of September 20, 1995 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Certified Public Accountants".


                                    Grant Thornton LLP

Chicago, Illinois
September 20, 1995